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                                                                     EXHIBIT 4.4

                          ACCUMED INTERNATIONAL, INC.

                            SECRETARY'S CERTIFICATE



         I, Mark L. Santor, Secretary of AccuMed International, Inc., a Delaware corporation (the "Corporation"), hereby certify as follows:

         1. Attached hereto as Exhibit A is a true, correct and complete copy of the resolutions of the Board of Directors of the Corporation dated July 12, 1996 approving the increase in authorized number of shares issuable upon exercise of options authorized to be granted under the Corporation's 1995 Stock Option Plan. Such resolutions have not been modified, repealed or rescinded and remain in full force and effect as of the date of this Certificate.

                 IN WITNESS WHEREOF, I have executed this Certificate as Officer of the Corporation this 15th day of August, 1996.


                                  /s/ Mark L. Santor
                                 ---------------------------
                                 Mark L. Santor
                                 Secretary
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                    AMENDMENT TO ACCUMED INTERNATIONAL, INC.
                             1995 STOCK OPTION PLAN


         AMENDMENT (this "Amendment") to the AccuMed International, Inc. (formerly "Alamar Biosciences, Inc., the "Company") 1995 Stock Option Plan (the "Plan") dated July 12, 1996.

         WHEREAS, the Plan currently provides for the grant of options to purchase up to an aggregate of 1,500,000 shares of the Company's common stock, par value of $.01 per share (the "Common Stock");

         WHEREAS, on July 12, 1996 the Board of Directors adopted resolutions amending the Plan, subject to stockholder approval within 12 months thereafter, to increase the number of shares available under the Plan and provide for the grant of options to purchase an aggregate of 2,000,000 shares of the Common Stock (a copy of such resolutions, certified by the Secretary of the Company are attached hereto as Exhibit A);

         NOW, THEREFORE, in accordance with Section 11 of the Plan, the Plan is hereby amended as follows:

         1. Section 4 of the Plan is hereby deleted in its entirety and the following is inserted in lieu thereof:

                 Section 4. Shares Available. Subject to adjustment as provided in Section 16 of this Plan, 2,000,000 shares of the common stock, par value of $.01 per share, of the Company (the "Common Stock"), shall be available for grants of options under this Plan. To the extent an outstanding option expires or terminates unexercised or is canceled or forfeited, the shares of Common Stock subject to the expired, unexercised, canceled or forfeited portion of such option shall again be available for grants of options under this Plan. Shares of Common Stock to be delivered under this Plan shall be authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

         All other provisions of the Plan shall remain in full force and effect.





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